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                                                                     EXHIBIT 5.1


                          Fulbright & Jaworski L.L.P..
                   A Registered Limited Liability Partnership
                            1301 McKinney, Suite 5100
                            Houston, Texas 77010-3095
                                www.fulbright.com


         telephone: (713) 651-5151           facsimile: (713) 651-5246



                                 March 15, 2004



The Men's Wearhouse, Inc.
5803 Glenmont Drive
Houston, Texas  77081

Ladies and Gentlemen:

         We have acted as counsel to The Men's Wearhouse, Inc., a Texas corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933 of $130,000,000 principal amount of the Registrant's 3.125% Convertible Senior Notes due 2023 (the "Notes") and 3,031,431 shares of the Registrant's common stock, par value $.01 per share, which are issuable upon conversion of the Notes (the "Shares"), as described in the Registrant's Registration Statement on Form S-3, Registration No. 333-111227, filed with the Securities and Exchange Commission with respect to the Notes and the Shares, as amended (the "Registration Statement").

         In connection therewith, we have examined the Registration Statement, originals or copies certified or otherwise identified to our satisfaction of the Restated Articles of Incorporation of the Registrant, as amended, the amended By-laws of the Registrant, the corporate proceedings with respect to the offering of the Notes, communications of public officials and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

         (i) the Notes have been duly authorized and constitute valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or

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similar laws affecting the enforcement of creditors' rights generally, (B)
general principles of equity (regardless of whether enforceability is considered in an action at law or suit in equity), including the availability of equitable remedies, (C) procedural requirements of law applicable to the exercise of creditors' rights generally, and (D) judicial discretion inherent in the forum addressing enforceability, and

         (ii) the Shares are duly authorized and when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, dated as of October 21, 2003, among the Registrant and JPMorgan Chase Bank, as trustee, will be legally issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas, the State of New York and the federal laws of the United States of America, to the extent applicable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.



                                        Very truly yours,

                                        /s/ Fulbright & Jaworski L.L.P.


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